Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Nicole Donegan
ndonegan@severnbank.com
(410) 260-2045

Severn Savings Bank Appoints Christopher Chick Chief Lending Officer

ANNAPOLIS, MD (September 23, 2015) — Severn Bancorp, Inc., (Nasdaq SVBI) parent company of Severn Savings Bank, FSB (“Severn”), today announced the appointment of  Christopher Chick as Chief Lending Officer and Executive Vice President.

Mr. Chick has 26 years in the banking industry and was previously with Susquehanna Bank where he held various management positions. Prior to Susquehanna, Mr. Chick was a Bank Examiner with the Office of Thrift Supervision. A Maryland native, Mr. Chick received his Master of Finance from the University of Baltimore and his Bachelors of Finance from the University of Maryland. He is also a graduate of the Maryland Bankers Association, Executive School of Bank Management. Mr. Chick has been recognized within the industry with various awards including Next Leader in Banking, Maryland Bankers Association and Top Banker Award, Smart CEO.

Alan J. Hyatt, President and Chief Executive Officer, remarked, “We welcome Chris to the Severn organization. His excellent reputation and experience will be a complement to Severn’s management team as we continue to grow the bank.”  Mr. Chick currently serves on the Maryland Bankers Association, Board of Trustees of the Maryland Banking School.  He has been involved with Chesapeake Habitat for Humanity, Home Builder Association of Maryland, NAIOP, and National Marine Bankers Association. Mr. Chick has served as a coach for the South River Youth Association (SRYA) for many years and currently resides in Edgewater, Maryland with his wife and four children.

About Severn Savings Bank
Founded in 1946, Severn Savings Bank, FSB is a full-service community bank offering a wide array of personal and commercial banking products as well as residential and commercial mortgage lending.  It has assets of approximately $780 million and four branches located in Annapolis, Edgewater and Glen Burnie.  The bank specializes in exceptional customer service and holds itself and its employees to a high standard of community contribution.  Severn is on the Web at www.severnbank.com.

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